QuickLinks -- Click here to rapidly navigate through this document

Exhibit 12.1

Regal Entertainment Group
Ratio of Earnings to Fixed Charges
(in millions except ratios)

	Year Ended 1/3/2002		Year Ended 12/26/2002		Year Ended 1/1/2004		Year Ended 12/30/2004
Pretax Income	$8.5		$207.0		$306.6		$142.0
Fixed Charges
Interest Expense	21.4		61.1		70.0		93.6
Interest Capitalized	—		—		—		—
Debt Costs	0.4		3.1		4.5		5.2
One-third of Rent Expense	28.2		72.4		92.8		95.7
Total Fixed Charges	50.0		136.6		167.3		194.5
Earnings	58.5		343.6		473.9		336.5
Ratio of Earnings to Fixed Charges	1.2	x	2.5	x	2.8	x	1.7	x
Deficiency	$—		$—		$—		$—
Rent Expense	$84.5		$217.3		$278.5		$287.0

United Artists Theatre Company, Inc.
Ratio of Earnings to Fixed Charges
(in millions)

	Year Ended 12/28/2000
Pretax Loss	$(122.9)
Fixed Charges
Interest Expense	69.2
Interest Capitalized	0.4
Debt Costs	0.7
One-third of Rent Expense	27.7
Total Fixed Charges	98.0
Earnings	(25.3)
Ratio of Earnings to Fixed Charges	—	x
Deficiency	$123.3
Rent Expense	$83.1

QuickLinks

Regal Entertainment Group Ratio of Earnings to Fixed Charges (in millions except ratios)